Exhibit 99.1

Cyclerion Announces Definitive Agreement for Zagociguat and CY3018

Certain Cyclerion shareholders and new investors have agreed to invest $81M to launch a new company targeting diseases of mitochondrial dysfunction

Cyclerion to receive $8M in cash and 10% equity in the new company in exchange for its zagociguat and CY3018 assets

Definitive agreement signing triggers previously announced $5M equity investment in Cyclerion

CAMBRIDGE, Mass., May 11, 2023 — Cyclerion Therapeutics, Inc. (Nasdaq: CYCN) announced today that it has signed a definitive agreement with a new private company (“NewCo”) to sell two of its sGC stimulator assets in exchange for cash and equity ownership. Investors in NewCo have agreed to invest $81M to develop zagociguat (previously CY6463) to treat MELAS* and other diseases associated with mitochondrial dysfunction and advance CY3018.

Under the terms of the asset purchase agreement, Cyclerion will receive an $8M cash payment at closing, reimbursement for all expenses related to zagociguat and CY3018 for the period between the signing and closing of the transaction, and 10% equity ownership in NewCo that is subject to anti-dilution protection through $100M in post-money valuation.  Cyclerion will also have additional future equity purchase rights in NewCo. Current Cyclerion shareholders including Invus and CEO Peter Hecht are participating in the capitalization of NewCo. They are joined in the NewCo investor syndicate by Venrock, J Wood Capital and Sanofi Ventures.  The transaction is subject to approval by Cyclerion shareholders. Each of the current Cyclerion investors who are participating in the NewCo capitalization have agreed to vote their Cyclerion shares in favor of the transaction.  Following the closing, NewCo will be solely responsible for all activities and expenses related to developing and commercializing zagociguat and CY3018.

Signing of the definitive agreement triggered the previously announced $5M equity investment by CEO Peter Hecht. This investment will take place on May 19, 2023, and Hecht will receive a mix of common stock and nonvoting convertible preferred stock of Cyclerion at a minimum purchase price of $0.434 per share, subject to adjustment for any reverse stock split or similar event.

“We are pleased to see our zagociguat and CY3018 assets attracting the capital and capabilities they will need to continue their development in mitochondrial and CNS diseases.  Over the past 12 months, our board, management and advisors have carried out an exhaustive and thorough process to evaluate all available opportunities to maximize the value of our assets for our shareholders in this exceptionally challenging capital market while advancing potentially life-changing medicines to patients,” said Errol De Souza, Chair of the Board at Cyclerion “With this transaction, we believe these compounds will receive the focus they deserve, and Cyclerion shareholders will be able to benefit from future value creation via Cyclerion’s equity position in the new company without any go-forward operational or financial obligations for these programs."

Stifel is acting as financial advisor to Cyclerion; Hughes Hubbard & Reed LLP is serving as legal counsel to the Board and the Company.

About Cyclerion Therapeutics

Cyclerion Therapeutics is a clinical-stage biopharmaceutical company on a mission to develop treatments for serious diseases. Cyclerion’s portfolio includes novel sGC stimulators that modulate a key node in a fundamental signaling network in both the CNS and the periphery. The multidimensional pharmacology elicited by the stimulation of sGC has the potential to impact a broad range of diseases. Zagociguat is a CNS-penetrant sGC stimulator that has shown rapid improvements across a range of endpoints reflecting multiple domains of disease activity, including mitochondrial disease-associated biomarkers. CY3018 is a CNS-targeted sGC stimulator in preclinical development that preferentially localizes to the brain and has a pharmacology profile that suggests its potential for the treatment of neuropsychiatric diseases and disorders. Praliciguat is a systemic sGC stimulator that is licensed to Akebia and being advanced in rare kidney disease. Olinciguat is a vascular sGC stimulator that the Company intends to out-license for cardiovascular diseases. For more information about Cyclerion, please visit https://www.cyclerion.com/ and follow us on Twitter (@Cyclerion) and LinkedIn (www.linkedin.com/company/cyclerion).

Forward Looking Statement

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should”, “positive” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. In particular, the Company’s statements regarding the potential of zagociguat and CY3018 for the treatment of mitochondrial and CNS diseases, the potential for any successful development of zagociguat or CY3018, any future value creation to the Company from the sale, all of which depend on the successful development, commercialization and/or sales relating to zagociguat and CY3018 (which cannot be assured and is not in the Company’s control), and other trends and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the risks that the Company may never successfully close the referenced transactions, that if completed, the referenced transactions may not be successful in generating future value for Cyclerion shareholders, that zagociguat and CY3018 may not demonstrate the desired safety and efficacy in ongoing and future clinical trials, the ability of the new company to successfully develop and/or commercialize zagociguat and CY3018, and the receipt of regulatory approvals. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

* MELAS (Mitochondrial Encephalopathy, Lactic Acidosis, and Stroke-like episodes syndrome)

Investors and Media Inquiries

Cyclerion Investor Relations
Phone: 857-327-8778
Email: IR@cyclerion.com

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